Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Kevin T. Thompson
Executive Vice President
Chief Financial Officer
(419) 254-6068

Sky Financial Group Revises First Quarter 2005 Earnings Guidance

March 18, 2005 - Bowling Green, Ohio – Sky Financial Group, Inc. (NASDAQ: SKYF) announced today that it expects earnings for the first quarter to be in the range of $.29 to $.30 per diluted share compared to its prior guidance of $.44 to $.45 per diluted share. In the first quarter, Sky expects to record a provision for credit losses of $29.0 to $31.0 million.

The increased provision for credit losses is a result of higher than anticipated credit losses, primarily from two large commercial credits and the sale of a group of non-performing consumer loans. The commercial credit losses are attributable to a leasing company, which had a concentration of commercial leases to a service provider that declared bankruptcy, and from the closure of a cold storage food business, which lost its primary customer and the pending sale of the business did not occur as expected. The non-performing consumer loans are primarily second mortgages, which Sky expects to sell by the end of the first quarter.

Including the expected sale of the non-performing consumer loans, Sky expects to report non-performing loans at the end of the first quarter 2005 of approximately $123.8 million compared to $143.7 million at the end of last quarter. The allowance for credit losses is projected to be approximately $149.6 million or 121% of non-performing loans at the end of the first quarter, compared to $151.4 million or 105% of non-performing loans at the end of last quarter.

Marty E. Adams, president, chairman and chief executive officer said, “Strong asset quality has always been and continues to be a strategic priority at Sky. We are confident that our credit underwriting remains solid and that the higher credit losses this quarter do not represent any systemic concern. Looking ahead, we project future credit losses to be consistent with our prior record.”

Sky Financial Group will report first quarter earnings on April 20, 2005 and host a conference call and simultaneous webcast on the same date.

Forward-looking Statement

The information in this press release contains forward-looking statements including certain projections, plans and forecasts of expected future performance that are not historical facts and that are subject to a number of risks and uncertainties. Actual results and performance could differ materially from those contemplated or implied by these forward-looking statements. Factors that could cause actual results or experience to differ from results discussed in the forward looking statements include, but are not limited to: economic conditions; material unforeseen changes in the financial condition or results of operations of Sky’s clients; adverse outcome in collections litigation; and other factors identified from time-to-time in Sky’s other public documents filed with the Securities and Exchange Commission. Sky undertakes no obligation to update or revise these statements following the date of this release.

About Sky Financial Group, Inc.

Sky Financial Group is a $14.9 billion diversified financial holding company with its headquarters located in Bowling Green, Ohio. Sky’s asset size places it among the 50 largest publicly-held bank holding companies in the nation. Sky operates over 280 financial centers and over 300 ATMs serving communities in Ohio, Pennsylvania, Michigan, Indiana and West Virginia. Sky’s financial service affiliates include: Sky Bank, commercial and retail banking; Sky Trust, asset management services; and Sky Insurance, retail and commercial insurance agency services. Sky is located on the web at www.skyfi.com.

-end-

2